Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference of our firm and use of our report dated July 24, 2020, which includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern, with respect to the financial statements of Global Fintech Holdings Intermediate, Ltd. as of and for the period ended December 31, 2019, in this Form 8-K/A and the incorporation by reference into Registration Statement No. 333-229420 on Form S-8 of MICT, Inc., and filed with the Securities and Exchange Commission.

/s/ RBSM LLP
New York, New York
September 4, 2020